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SCHEDULE “B”

ATTACHED TO AND FORMING PARK OF A JOINT VENTURE AGREEMENT BETWEEN RED LAKE AND FRONTEER

AREA OF INTEREST

One kilometre of the perimeter of the Mink Property, Mink South Property Swain East Property, Sol D’Or Property, Shabumeni Township Property, Sol D’Or South Property and Grace Property referred to in Schedule “A”.